February 22, 2012
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS JANUARY 2012 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“January showed significant improvement in the stock market as the S&P 500 was up 4.4 percent for the month.  This had a positive impact on our operating statistics, especially in the Private Client Group segment,” said CEO Paul Reilly.

Securities commissions were up 6 percent over last month but down 2 percent from the robust January of last year. Assets under administration were up 4 percent from last month and up 6 percent over last year. Similarly, assets under management were up 6 percent over last month and up 9 percent over last year. The improvements for the month are a result of both advancing equity markets and continued net inflows.

January also showed improvement over the prior month in both our equity and fixed income capital markets businesses as the Fixed Income business returned to a more normalized run rate. The number of lead managed equity offerings increased over last month and January last year, albeit revenues remain lackluster. Net loans at Raymond James Bank were flat compared to last month but up 17 percent from last year. The closing of the Allied Irish Bank Canadian loan portfolio is anticipated later this quarter.

“The Morgan Keegan integration planning has continued to stay on track and we have successfully completed the sale of 11,075,000 common shares as part of the acquisition financing,” Reilly said. “We remain excited about the long term strategic benefits and potential increase in earnings power this combination will bring.

“We are pleased with the January positive trend which has continued into February.  Despite the recent results and our optimistic long term outlook, we are cautious in the near term as the economic environment is still uncertain.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd., have approximately 5,400 financial advisors serving 2 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $281 billion, of which approximately $37 billion are managed by the firm’s asset management subsidiaries.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements, due to a number of factors, which include, but are not limited to, the possibility that regulatory and other approvals and conditions to the Morgan Keegan acquisition are not received or satisfied on a timely basis or at all, the possibility that modifications to the terms of the Morgan Keegan acquisition may be required to obtain or satisfy such approvals or conditions, changes in the anticipated timing for closing the Morgan Keegan acquisition, difficulty integrating Raymond James’ and Morgan Keegan’s businesses or realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, diversion of management time on acquisition related issues, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James’ 2011 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarter ended December 31, 2011, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

For more information, contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.

	January 2012	January 2011	December 2011
	(20 business days)	(20 business days)	(21 business days)

Securities commissions and fees (1)	$182 mil.	$186 mil.	$172 mil.

Total client assets under administration	$281 bil.	$266 bil.	$ 270 bil.

# of lead managed underwritings (2)	7	6	5

Financial assets under management (3)	$37 bil.	$34 bil	$35 bil.

Raymond James Bank total loans, net	$7 bil.	$6 bil.	$ 7 bil.

(1)  Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)  This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions, M&A and co-managed deals and transaction fees.

(3)  This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.